Exhibit 2.3

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                              JACKSONVILLE DIVISION
                         ------------------------------


In re                               )

CARDIAC CONTROL SYSTEMS, INC.,      )       Case No.:  99-06852-3P1

                           Debtor.  )

                                    )
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                          FIRST MODIFICATION TO SECOND
                    AMENDED CHAPTER 11 PLAN OF REORGANIZATION

         Debtor, Cardiac Control Systems, Inc. ("Cardiac"), modifies the second amended plan of reorganization (the "Plan") as follows:

         1. This Modification is filed by the Debtor, to modify the Debtor's Second Amended Chapter 11 Plan of Reorganization (the "Plan") to reflect the revised structure of the transaction described therein whereby Nineteenth Investment Corporation ("NIC") would merge with and into the Debtor's corporate entity. Under the revised structure, Remodelers Holdings, Inc. ("RAI") will merge with a newly-formed subsidiary of the Debtor (the "Subsidiary") created to effect the merger, resulting in the Debtor's corporate entity becoming a holding company and RAI becoming a wholly-owned subsidiary of the Debtor's corporate entity following confirmation of the Plan. Between February 16, 2001, the date the Plan was served, and the scheduled date of Confirmation, RAI will be formed to become the parent company of NIC and the 99% owner of United Lending Partners, Ltd., currently a 99% owned subsidiary of NIC.



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         2. The first  paragraph of Article  VII,  concerning  the  treatment of
Class 1 Administrative Claims, of the Plan is hereby amended in its entirety as follows to reflect the revised structure of the transaction with RAI:

                  Class 1. Administrative Claims. All Allowed Administrative Expense Claims, except Kersey, Scillia, Forster & Brooks, Inc., shall receive Cash equal to the unpaid amount of such Allowed Administrative Expense Claim upon the latter of (i) 5 days following the transfer of all assets to the Liquidating Trust, or (ii) the first business day after a Final Order is entered regarding such Allowed Administrative Expense Claim, unless the holder of such Allowed Administrative Expense Claim agrees to different treatment. Kersey, Scillia, Forster & Brooks, Inc. will receive $18,500 plus Plan Shares equal to 1% of the post-Confirmation Cardiac corporate entity's outstanding capital stock (1.5% of the substituted merger, if applicable).

         3. The first paragraph of Article IX, Means of Implementation of the Plan is hereby amended in its entirety as follows to reflect the revised structure of the transaction with RAI:

                  Under the terms of the Plan, all of the remaining assets (except Cardiac's corporate entity and the corporate entity's newly-formed subsidiary (the "Acquisition Subsidiary") created to effect the merger described below) and liabilities of Cardiac will be transferred and assigned to a Liquidating Trust subject to any existing security interests. The Liquidating Trustee will then liquidate the assets and distribute the proceeds thereof to creditors in accordance with the distribution scheme set forth above. Additionally, the Acquisition Subsidiary will be merged with and into Remodelors Holding, Inc. ("RAI"), and the Cardiac corporate entity will issue new shares to be distributed as described in the next paragraph below. As a result of the merger, RAI will become a wholly-owned subsidiary of the post-Confirmation Cardiac corporate entity. The merger will be accomplished through the execution of a plan of merger in substantially the form set forth on Exhibit A attached hereto. The Shareholders of Cardiac shall be deemed to have approved and accepted the articles of merger and plan of merger as required by ss. 251 of the Delaware General Corporation Law upon confirmation of this Plan. A certificate of merger evidencing the merger will be filed with the Secretary of State for the State of Delaware following confirmation. In the event that RAI does not consummate the merger for any reason, then Pan American Wireless, Inc. ("PanAm") shall be substituted in the place of


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         RAI, with no further  consideration  nor  notification  required to the creditors, shareholders or administrative claimants other than as stated in this Plan of reorganization. This substituted merger, if applicable, will also be accomplished through the execution of a plan of merger in substantially the form set forth on Exhibit A-1 attached hereto. The Shareholders of Cardiac shall be deemed to have approved and accepted as substituted the articles of merger and plan of merger as required by ss. 251 of the Delaware General Corporation Law upon confirmation of this Plan. A certificate of merger evidencing the substituted merger will be filed with the Secretary of State for the State of Delaware following confirmation.

         4. The first sentence of the second paragraph of Article IX, Means of Implementation of the Plan is hereby amended in its entirety as follows to reflect the revised structure of the transaction with RAI:


         Following confirmation, the post-Confirmation Cardiac corporate entity will initially have 5,000,000 outstanding shares of common stock out of a total authorization of 100,000,000 shares, 250,000 of which shall be issued to Cardiac, its creditors and shareholders in accordance with the provisions of this Plan (the "Plan Shares"). The post-Confirmation Cardiac corporate entity will initially have outstanding such number of shares of preferred stock in such amounts and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions comparable to any class of preferred stock of RAI outstanding immediately prior to the Confirmation distributed to the holders of such preferred stock of RAI.

         5. The following sentence shall be added as the last sentence of the first paragraph of Articles IX, Means of Implementation of the Plan:

         Additionally, the certificate of incorporation and bylaws of Cardiac will be amended and restated substantially in the forms attached as Exhibit A and Exhibit B, respectively, to the form of the plan of merger attached hereto as Exhibit A. The Shareholders of Cardiac shall be deemed to have approved and accepted the amended and restated certificate of incorporation and the amended and restated bylaws as required by Section 109, Section 242 and Section 245 of the Delaware General Corporation Law upon confirmation of this Plan.

         DATED this ____ day of April, 2001.

                                            STUTSMAN & THAMES, P.A.



                                            By
                                              ---------------------------------
                                               Richard R. Thames


                                               Florida Bar Number 0718459
                                               121 W. Forsyth Street, Suite 600
                                               Jacksonville, Florida  32202
                                               (904) 358-4000
                                               (904) 358-4001 (Facsimile)

                                               Attorneys for
                                               Cardiac Control Systems, Inc.